Exhibit 10

SEPARATION AGREEMENT

This Separation Agreement (this �Agreement�) is made and entered into by and between William T. Morrow (the �Executive�) and Pacific Gas and Electric Company (the �Company�) (collectively the �Parties�) and sets forth the terms and conditions of the Executive�s separation from employment with the Company.  The �Effective Date� of this Agreement is defined in paragraph 18(a).

1.  Resignation.  Effective August 31, 2008 (the �Resignation Date�), the Executive hereby resigns from his positions as Chief Executive Officer and President and a member of the Board of Directors of the Company, and resigns from employment with the Company and from each other position he holds with any of its affiliates, including as a director of any such entity.  Promptly after his Resignation Date, he will be paid all salary or wages and vacation accrued, unpaid and owed to him as of the Resignation Date, he will remain entitled to any other benefits to which he is otherwise entitled as of the Resignation Date under the provisions of the Company�s plans and programs, and he will receive notice of the right to continue his existing health-insurance coverage pursuant to COBRA.  The Executive shall make a diligent search for, and deliver to the Company, by the Resignation Date (i) any document, materials, files or computer files, or copies, reproductions, duplicates, transcriptions or replicas thereof relating to the Company�s business or affairs or belonging to the Company or any of its affiliates, which are in his possession or control and (ii) all other Company property (including, without limitation, laptop computer, blackberry, identification cards, security access cards, etc.), which are in his possession or control.

The continuation of wages and other compensation set forth in paragraph 2 below is conditioned upon the Executive�s acceptance of this Agreement.

2.  Continued pay and service credit.  To induce the Executive to resign as of the Resignation Date and for other consideration set forth herein, the Company will provide to the Executive, or his estate, the following compensation benefits conditioned upon the occurrence of the Effective Date of this Agreement as set forth in paragraph 18(a) below:

a.  Salary continuation and bonus payment.  Subject to his compliance with the terms and conditions of this Agreement, from the Resignation Date and continuing until January 31, 2009, the Company shall continue to pay the Executive monthly payments equal to the same monthly base salary that it would have paid him had he continued to be employed through January 31, 2009, at the same time and on the same conditions as though he had continued to be employed by the Company.  In addition, the Company will pay the Executive his target participation in PG&E Corporation�s Short-Term Incentive Plan (�STIP�) of $584,375 for 2008, multiplied by the final 2008 STIP rate as determined by the PG&E Corporation�s Compensation Committee of the Board of Directors, less applicable withholdings and deductions, payable in or about March 2009 in accordance with the Company�s current pay practices.

b.  Continued Service Credit for Equity Awards.  Subject to his

compliance with the terms and conditions of this Agreement, the Company shall provide the Executive service credit from the Resignation Date to January 31, 2009 for purposes of vesting in restricted stock grants and performance share grants provided to the Executive under PG&E Corporation�s 2006 Long-Term Incentive Plan (�LTIP�) (including, without limitation, the restricted stock grants vesting on January 2, 2009 and January 29, 2009) in accordance with the terms of the restricted stock agreements and performance share agreements relating to such grants, provided, however, that all restricted stock grants and performance share grants that would not have vested as of January 31, 2009 based upon the vesting schedules set forth in such restricted stock agreements and performance share agreements shall be forfeited effective as of the Effective Date.  The Executive shall not be eligible to receive (i) any incentive compensation for any period after December 31, 2008 or (ii) any additional equity awards from and after the Resignation Date.

 c.      Other benefits.  Any benefits accrued under the PG&E Corporation Supplemental Executive Retirement Plan (�SERP�) as of the Resignation Date shall be paid in accordance with the terms of such plan, and no additional benefits shall accrue under SERP after the Resignation Date.  In accordance with the terms of the PG&E Corporation�s Executive Stock Ownership Program, the Executive will not be entitled to any Special Incentive Stock Ownership Premiums (�SISOPs�) and therefore will not be awarded any SISOPs.  The Executive will be eligible for COBRA continuation coverage from the Resignation Date to the extent available to him at law.  The Company will pay all COBRA premiums on behalf of the Executive and his family through January 31, 2009, provided that the Executive makes a COBRA election to continue said benefits on a timely basis.  The Company further agrees to promptly reimburse the Executive for all out-of-pocket expenses incurred in the performance of his responsibilities as an officer or director of the Company pursuant to the Company�s reimbursement policies in effect as of the time of submission.  The Executive shall not be eligible for any benefits under the PG&E Corporation Officer Severance Policy not otherwise specifically provided for herein.

d.     Other employment or consulting.  Provided that the Executive does not take a position with or perform services for a direct competitor of the Company prior to January 31, 2009, the Executive shall not lose any of the benefits set forth in this Agreement based on the fact that he provides consulting services or accepts a job with a different employer after the Resignation Date, but before January 31, 2009.  This paragraph 2(d) shall not affect the Executive�s obligations under paragraph 7.

3.  Defense and indemnification in third-party claims.  The Company and/or its parent, affiliate, or subsidiary will provide the Executive with legal representation and indemnification protection in any legal proceeding in which he is a party or is threatened to be made a party by reason of the fact that he is or was an employee or officer of the Company and/or its parent, affiliate or subsidiary, in accordance with the terms of the resolution of the Board of Directors of the Company dated July 19, 1995, as well as otherwise required by law.

4.  Cooperation.

a.           The Executive will, upon reasonable notice, furnish information and proper assistance to the Company and/or its parent, affiliate or subsidiary (including truthful testimony and document production) as may reasonably be required by them or any of them in connection with any legal, administrative or regulatory proceeding or investigation (internal or external) in which they or any of them is, or may become, a party, or in connection with any filing or similar obligation imposed by any taxing, administrative or regulatory authority having jurisdiction, provided, however, that the Company and/or its parent, affiliate or subsidiary will pay all reasonable out-of-pocket expenses incurred by the Executive in complying with this paragraph.

b.           Until the Resignation Date, the Executive will, as requested by the Company or Chairman, Chief Executive Officer and President of PG&E Corporation, (i) continue to devote his best skill and perform his duties as Chief Executive Officer and President and a member of the board of directors of the Company (including, without limitation, in connection with fulfilling the Company�s reporting obligations to the Securities and Exchange Commission), (ii) cooperate and participate in employee meetings, and (iii) cooperate in communications with media, investment community, regulators, elected officials, other policymakers, government officials and other stakeholders.

5.  Release of claims and covenant not to sue.

a.   In consideration of the payments and other benefits the Company is providing under this Agreement, the Executive, on behalf of himself and his representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that he ever had, now has or might have as of the Effective Date against the Company or its predecessors, parent, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns.  These released claims include, without limitation, any claims arising from or related to the Executive�s employment with the Company, its parent or any of its affiliates and subsidiaries, and the termination of that employment.  These released claims also specifically include, but are not limited, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, any other federal, state or local law governing the terms and conditions of employment or the termination of employment, and the law of contract and tort; and any claim for attorneys� fees.

b.   The Executive acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by him to exist.  Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and the Executive specifically waives all rights under Section 1542 of the California Civil Code which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR

HER SETTLEMENT WITH THE DEBTOR.

c.   With respect to the claims released in the preceding paragraphs, the Executive will not initiate or maintain any legal or administrative action or proceeding of any kind against the Company or its predecessors, parent, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns, for the purpose of obtaining any personal relief, nor (except as otherwise required or expressly permitted by law) assist or participate in any such proceedings, including any proceedings brought by any third parties.

d.            The Executive agrees to reconfirm the release and covenants set forth herein by executing and returning the attached Exhibit A within 30 days after the Resignation Date.  The Company shall be under no obligation to pay any obligation to the Executive accruing after the Resignation Date absent the Executive�s signature and return of the Exhibit A to the Company, unless otherwise required by law.  In the event the Executive should die or become legally incapacitated prior to executing and returning the attached Exhibit A, a release similar to that set forth in Exhibit A executed by the Executive�s estate or legal representative will be sufficient to obligate the Company to pay all remaining obligations or benefits.

6.  Non-disclosure.  The Executive will not use, disclose, publicize, or circulate any confidential, non-public or proprietary information concerning the Company or its subsidiaries or affiliates, which has come to his attention during his employment with the Company, unless doing so is expressly authorized in writing by the PG&E Corporation�s Chief Legal Officer, or is otherwise required or expressly permitted by law.  Before making any legally-required disclosure, the Executive will give the Company notice at least ten (10) business days in advance.

7.  No unfair competition.

a.   The Executive will not engage in any unfair competition against the Company, its parent or any of its subsidiaries or affiliates.

b.   For a period of one year after the Effective Date, the Executive will not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:

(1)	any existing customer of the Company or its parent, affiliates or subsidiaries;

(2)
any prospective customer of the Company or its parent, affiliates or subsidiaries about whom the Executive acquired information as a result of any solicitation efforts by the Company or its parent, affiliates or subsidiaries, or by the prospective customer, during the Executive�s employment with the Company;

(3)	any existing vendor of the Company or its parent, affiliates or subsidiaries;

(4)
any prospective vendor of the Company or its parent, affiliates or subsidiaries, about whom the Executive acquired information as a result of any solicitation efforts by the Company or its parent, affiliates or subsidiaries, or by the prospective vendor, during the Executive�s employment with the Company;

(5)
any existing employee, agent or consultant of the Company or its parent, affiliates or subsidiaries, to terminate or otherwise alter, or interfere with, the person�s or entity�s employment, agency or consultant relationship with the Company or its parent, affiliates or subsidiaries; or

(6)
any existing employee, agent or consultant of the Company or its parent, affiliates or subsidiaries, to work in any capacity for or on behalf of any person, company or other business enterprise that is in competition with the Company or its parent, affiliates or subsidiaries.

8.  Material breach by Employee.  In the event that the Executive breaches any material provision of this Agreement, including but not necessarily limited to paragraphs 4, 5, 6,  and/or 7, the Company may cease paying or providing any unpaid amounts or benefits (including, without limitation, continued salary payments and vesting of restricted stock grants and performance share grants) specified in this Agreement, except as otherwise required by law or subsequently determined to be due and owing pursuant to arbitration and a determination of an appropriate offset, if any, based on established liability and damages.  Subject to the Company�s establishment of breach and proof of damages, the Company shall also be entitled to the return of any and all amounts or benefits (including, without limitation, continued salary payments and vesting of restricted stock grants and performance share grants) previously paid or provided to him under this Agreement not otherwise required by law.  Despite any breach by the Executive, his other duties and obligations under this Agreement, including his waivers and releases, will remain in full force and effect.  In the event of a breach or threatened breach by the Executive of any of the provisions in paragraphs 4, 5, 6, and/or 7, the Company will, in addition to any other remedies provided in this Agreement, be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be difficult to determine and will not provide a full and adequate remedy, the Company will also be entitled to specific performance by the Executive of his obligations under paragraphs 4, 5, 6, and/or 7, without any requirement to post any bond, which is hereby expressly waived by the Executive.

9.  Material breach by the Company.  The Executive will be entitled to recover actual damages in the event of any material breach of this Agreement by the Company, including any unexcused late or non-payment of any amounts owed under this Agreement, or any unexcused failure to provide any other benefits specified in this Agreement.  In the event of a breach or threatened breach by the Company of any of its material obligations to him under this Agreement, the Executive will be entitled to seek, in addition to any other remedies provided in this Agreement, specific performance of the Company�s obligations and any other applicable equitable or injunctive relief.  Despite any breach by the Company, its other duties and obligations under this Agreement will remain in full force and effect.

10.      No admission of liability.  This Agreement is not, and will not be considered, an admission of liability or a violation of any applicable contract, law, rule, regulation, or order of any kind.

11.  Non-Disparagement.  The Executive agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions, which have or may reasonably have the effect of demeaning the name or business reputation of  PG&E Corporation or any of its subsidiaries or affiliates, or any of their respective employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them.  The Company agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions in any print, electronic or television media or in investor conference calls or webcasts, which have or may reasonably have the effect of demeaning the name or business reputation of the Executive.  The Company further agrees to instruct the members of the Company�s Board of Directors, Peter Darbee, and all of the Company�s Chief Executive Officers, Chief Operating Officers, Presidents, Senior Vice Presidents and Vice Presidents (in each case, while such person remains a Board member or employee of the Company) to comply with the Company�s obligations under this paragraph.   In the event that Peter Darbee, or the Company�s Chief Legal Officer or Head of Human Resources acquires actual knowledge that a violation of the Company�s obligations under this paragraph 11 has occurred, the Company shall take reasonable action to reprimand and further discourage such behavior in violation of this paragraph 11.   Each Party agrees that nothing in this paragraph 11 shall preclude the other Party from fulfilling any duty or obligation that he or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such party�s rights under this Agreement in accordance with the dispute resolution provisions specified in paragraph 14 hereof. Each Party shall continue to comply with its or his obligations under this Paragraph 11 regardless of any alleged breach by the other Party of  its or his agreements contained in this paragraph 11 unless and until there has been a final determination by a court or an arbitration panel that the other Party has breached its or his obligations under this paragraph 11.

12.  Complete agreement.  This Agreement sets forth the entire agreement between the Parties pertaining to the subject matter of this Agreement and fully supersedes any prior or contemporaneous negotiations, representations, agreements, or understandings between the Parties with respect to any such matters, whether written or oral (including any that would have provided the Executive with any different benefits or payments).  The Parties acknowledge that they have not relied on any promise, representation or warranty, express or implied, not contained in this Agreement.  Parol evidence will be inadmissible to show agreement by and among the Parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

13.  Severability.  If any provision of this Agreement is determined to be invalid,

 void, or unenforceable, the remaining provisions will remain in full force and effect except that, should paragraphs 4, 5, 6, and/or 7 be held invalid, void or unenforceable, either jointly or separately, the Company will be entitled to rescind the Agreement and/or recover from the Executive any payments made and benefits provided to him under this Agreement.

14.  Dispute Resolution.  With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Agreement, the Executive�s employment with the Company, the separation of the Executive from that employment and from his positions as an officer and/or director of the Company or any subsidiary or affiliate, or any claims for benefits, will be resolved exclusively by final and binding arbitration using a one-member arbitration panel selected by mutual agreement, or if the Parties fail to agree on an arbitrator, then in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect, provided, however, that the arbitrator will be limited to awarding the award requested by the Executive or the Company and shall not determine an alternative or compromise remedy.  The only claims not covered by this paragraph are any non-waivable claims for benefits under workers� compensation or unemployment insurance laws, which will be resolved under those laws.  Any arbitration pursuant to this paragraph will take place in San Francisco, California.  The Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation in the first instance, subject to a claim for subsequent reimbursement under paragraph 17.  The Parties will equally share the costs of the arbitration, including the arbitrator�s fees, administrative costs and filing fees, unless otherwise prohibited by law.  To the extent properly split, said arbitration costs will be subject to a claim for subsequent reimbursement under paragraph 17.  The Parties agree that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including discovery motions, motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  The arbitrator will issue a written decision on the merits.  The Parties specifically waive any right to a jury trial on any dispute or controversy covered by this paragraph.  Judgment may be entered on the arbitrator�s award in any court of competent jurisdiction.  Subject to the arbitration provisions of this paragraph, the sole jurisdiction and venue for any action for injunctive or declaratory relief related to the subject matter of this Agreement will be the California state and federal courts in the City and County of San Francisco, and both Parties hereby consent to the jurisdiction of such courts for any such action.

15.  Governing law.  This Agreement will be governed by and construed under the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of California, without regard to their conflicts of laws provisions.

16.  No waiver.  The failure of either Party to exercise or enforce, at any time, or for any period of time, any of the provisions of this Agreement will not be construed as a waiver of that provision, or any portion of that provision, and will in no way affect that party�s right to exercise or enforce such provisions.  No waiver or default of any provision of this Agreement will be deemed to be a waiver of any succeeding breach of the same or any other provisions of this Agreement.

17.  Attorney�s Fees and Costs.  The prevailing party in any dispute or controversy over the terms of this Agreement will be entitled to recover, in addition to any other available remedies specified in this Agreement, (i) such party�s reasonable attorneys� fees, except as otherwise set forth herein and (ii) such party�s all other litigation expenses and costs incurred in litigation or arbitration, including any arbitrator, administrative or filing fees except to the extent that the recovery of such costs is prohibited or limited by law.

18.      Acceptance of Agreement.

a.   The Executive was provided up to 21 days to consider and accept the terms of this Agreement and was advised to consult with an attorney about the Agreement before signing it.  After signing the Agreement, the Executive will have an additional seven (7) days in which to revoke in writing acceptance of this Agreement.  To revoke, the Executive will submit a signed statement to that effect to PG&E Corporation�s Chief Legal Officer before the close of business on the seventh day.  If the Executive does not submit a timely revocation, the Effective Date of this Agreement will be the eighth day after he has signed it.

b.   The Executive acknowledges reading and understanding the contents of this Agreement, being afforded the opportunity to review carefully this Agreement with an attorney of his choice, not relying on any oral or written representation not contained in this Agreement, signing this Agreement knowingly and voluntarily, and, after the Effective Date of this Agreement, being bound by all of its provisions.

Dated:  July 8, 2008              .                               PACIFIC GAS AND ELECTRIC COMPANY

By:             JOHN R. SIMON
                                                                                                                   JOHN R. SIMON

Dated:  July 8, 2008                                                     William T. Morrow
                                                      3:00pm

      WILLIAM T. MORROW

EXHIBIT A

EMPLOYMENT TERMINATION CERTIFICATE

I entered into a SEPARATION AGREEMENT (�Separation Agreement�) with Pacific Gas & Electric Company (�Company�) dated July __, 2008 (�Effective Date�).  I hereby acknowledge that:

(1)        A blank copy of this Employment Termination Certificate was attached as Exhibit A to the Separation Agreement when the Company gave it to me for review.  I have been given sufficient and reasonable time to consider signing this Certificate.  I have discussed the Separation Agreement and this Certificate with an attorney before executing either document.

(2)        The benefits payable under paragraph 2(a)-(c) of the Separation Agreement are only payable to me if I sign this Certificate after the Resignation Date (as defined in the Separation Agreement).

(3)        I executed the Separation Agreement prior to my last day of employment. In exchange for the remaining benefits provided for in paragraph 2(a)-(c) of the Separation Agreement, I hereby agree that this Certificate will be a part of my Separation Agreement such that the release of claims and the covenants that I provided under paragraph 5 of the Separation Agreement will, by my signature below, extend to and cover any other claims that arose after the Effective Date, up to and including the Resignation Date and the date this Certificate is signed, provided, however, by signing the Employment Termination Certificate I am not releasing any claim I have to receive any and all benefits otherwise due to me under the terms of the Separation Agreement, or otherwise required by law.

(4)        Nothing in this Certificate alters, diminishes, or mitigates the scope and breadth of the releases and covenants that I previously provided to the Company under the Separation Agreement, which shall remain in full force and effect regardless of whether I sign this Certificate.

(5)        By signing below, I hereby extend the release of claims and the covenants that I provided to the Company and other released parties under the Separation Agreement to cover any other claims (as more fully described in paragraph 5 of the Separation Agreement) that arose or may have arisen at any time after the Effective Date, up to and including the Resignation Date and the date this Certificate is signed.  I knowingly and voluntarily waive any and all rights or benefits which I may have had, may now have or in the future may have under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM OR HER MUST

HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I understand that section 1542 gives me the right not to release existing claims of which I am not now aware, but I expressly and voluntarily choose to waive my rights under California Civil Code Section 1542, as well as under any other federal or state statute or common law principles of similar effect.

I UNDERSTAND THAT I HAVE A RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING AND TO HAVE THE TERMS OF THIS CERTIFICATE FULLY EXPLAINED TO ME PRIOR TO SIGNING, AND THAT I AM GIVING UP ANY LEGAL CLAIMS I HAVE AGAINST THE PARTIES RELEASED IN THE SEPARATION AGREEMENT BY SIGNING THIS CERTIFICATE. I AM SIGNING THIS CERTIFICATE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN THE SEPARATION AGREEMENT.

______________________________
William T. Morrow

Date: _______________________